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                                                           EXHIBIT 11.1

                                MARITRANS INC.
                  COMPUTATION OF EARNINGS PER COMMON SHARE
                     Year Ended December 31, 1993*



Primary:

  Loss:

     Net (loss)                                 $(11,789,000)
                                                ============
  Shares:

     Weighted average number of
       common shares outstanding                  12,523,000
                                                ============

Primary (loss) per common share                  $    (.9414)
                                                 ===========

Assuming full dilution:

  Loss:

     Net (loss)                                 $(11,789,000)
                                                ============
  Shares:

     Weighted average number of
       common shares outstanding                  12,523,000


     Assuming exercise of options reduced
       by the number of shares which could
       have been purchased with the proceeds
       from the exercise of such options               3,474
                                                ------------
     Weighted average number of common
       shares outstanding as adjusted             12,526,474
                                                ============

Net (loss) per common share


Fully diluted (loss) per common share           $     (.9411)**
                                                ============
- ------------
* See notes 1 and 3 of the notes to the consolidated financial statements.

** This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB
   Opinion No. 15 because it produces an anti-dilutive result.
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